UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 12, 2015

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2015 (the “Effective Date”), Edgewell Personal Care Netherlands B.V. (“Edgewell Netherlands”), a wholly-owned subsidiary of Energizer Holdings, Inc. (to be renamed Edgewell Personal Care Company in connection with the Spin-Off (as defined below)) (“Energizer,” and together with Edgewell Netherlands, “we”) and Energizer entered into a Credit Agreement as described in Item 2.03 of this Form 8-K, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 12, 2015, we entered into the Credit Agreement (the “Credit Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent (the “Administrative Agent”) and as lender, pursuant to which Edgewell Netherlands may borrow up to €270,000,000 under a senior unsecured revolving loan. The Credit Agreement was undrawn on such date.

On June 15, 2015, we provided notice that we will borrow approximately €241.3 million under the Credit Agreement on June 18, 2015 to fund a portion of the consideration payable in exchange for certain foreign subsidiaries of Energizer to be acquired by Edgewell Netherlands in connection with the previously announced separation of Energizer’s household products and personal care divisions (the “Spin-Off”).

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to LIBOR plus the applicable margin of 2.00% - 2.25%, based on Energizer’s credit rating.

Borrowings under the Credit Agreement are available to Edgewell Netherlands until the first anniversary of the Effective Date. Any outstanding loans under the Credit Agreement will be payable on the second anniversary of the Effective Date.

Obligations of Edgewell Netherlands under the Credit Agreement are guaranteed by Energizer.

The Credit Agreement contains customary financial covenants including (a) a maximum leverage ratio set at 3.50 to 1.00, subject to exceptions which would allow such ratio to be as high as 4.00 to 1.00 for certain periods of four successive quarters, and (b) a minimum interest coverage ratio set at 3.00 to 1.00.

In addition, the Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, will restrict our ability and the ability of our other subsidiaries to:

•	incur additional subsidiary indebtedness;

•	sell assets or otherwise dispose of property or assets;

•	incur liens;

•	make investments, loans and advances;

•	incur contingent obligations;

•	engage in transactions with our affiliates;

•	alter the business we conduct;

•	merge and engage in other fundamental changes;

•	enter into sale and leaseback transactions; and

•	enter into swap obligations.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

The Administrative Agent and its affiliates have or may have had various relationships with us and our subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the lenders or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is attached to this 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement by and among Edgewell Personal Care Netherlands B.V., as borrower, Energizer Holdings, Inc. (to be renamed Edgewell Personal Care Company), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: June 15, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Credit Agreement by and among Edgewell Personal Care Netherlands B.V., as borrower, Energizer Holdings, Inc. (to be renamed Edgewell Personal Care Company), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent